Exhibit 99.1

April 7, 2010

Board of Directors

Universal Capital Management

2601 Annand Drive Suite 16

Wilmington, Delaware 19808

Directors,

Thank you all for affording me the opportunity to serve with you on the Board of Directors of Universal Capital Management.  As of today however, I am no longer in a position by which I can serve on the Board and ask that you please accept my resignation effective as of close of business on April 12, 2010.

Understand that my reason for this decision is simple.  Because I am employed as a defense contractor and because I clearly see the utility of several of UCM’s investments in the defense market I intend to avoid any perception of conflict of interest.  I believe that both now and in the future, it would be more appropriate for me to help UCM advance its investments in various technologies from the perspective of a consultant rather than that of a board member.

Feel free to contact me to gain my opinion regarding the utility of any of your offerings as I see them whether they are defense related or otherwise.

Thank you again for the opportunity to serve.

Sincerely,

/s/Stephen J. Laukaitis

3336 Whippoorwill Point

Virginia Beach, VA 23452

757 617-9487